Exhibit 99.1
                                  NEWS RELEASE

For Immediate Release                                               July 7, 2006

CARROLLTON BANCORP REPORTS CHECK KITING LOSS


BALTIMORE, MARYLAND, Friday July 7, 2006 - Carrollton Bancorp (NASDAQ: CRRB) the parent company of Carrollton Bank, announced that Carrollton Bank had been victimized by a check kiting scheme by one of its commercial deposit customers. The Company estimates that the after-tax loss related to this check kiting scheme will be approximately $1.2 million ($0.42 per basic and diluted earnings per share) which it will recognize in its second quarter ended June 30, 2006. The Company's net income for the first quarter, 2006 was approximately $868,000. The Company expects net income through June 30, 2006 to be approximately $886,000 after recording the $1.2 million loss.

Carrollton Bank is aggressively pursuing collection of the loss from the customer. However, the customer has filed for protection under federal bankruptcy laws and thus the timing and potential results of the collection effort are uncertain. The Bank will continue to satisfy all regulatory capital requirements and will be "well capitalized" under applicable government regulations.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

For additional information or questions, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company's Internet site at www.carrolltonbank.com.